EXHIBIT 99.1

American Electric Technologies Reports Improved Fourth Quarter and Annual Results for 2008

Sales and Income Levels Reflect Substantial Increases for the Fourth Quarter and Full Year

HOUSTON, March 2, 2009 (GLOBE NEWSWIRE) -- American Electric Technologies, Inc. (Nasdaq:AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and alternative energy industries, announced the following results for the year and quarter ended December 31, 2008.

Total sales for the year ended December 31, 2008 were $65.4 million, an increase of 17.5% over the year ended December 31, 2007. Total sales for the fourth quarter of 2008 were $17.0 million, a 3.3% increase over the fourth quarter of 2007.

The company reported net income of $1.6 million or basic and diluted EPS of $0.22 and $0.21, respectively for the year ended December 31, 2008 compared with net income of $0.6 million, or basic and diluted EPS of $0.08 for the year ended December 31, 2007. Net income for the fourth quarter of 2008 was $0.9 million, or basic and diluted EPS of $0.12, compared with a net loss of $1.14 million or basic and diluted losses per share of $(0.15), in the fourth quarter of 2007. The loss in 2007 primarily resulted from a $2 million charge associated with certain commercial construction projects. The most recent quarterly net income represents a substantial increase over each of the prior six quarters.

Art Dauber, AETI's Chairman and Chief Executive Officer reported, "We are pleased with the strong finish to the 2008 fiscal year, particularly given the turbulence in the global financial and energy markets that has recently been experienced. Although our net income did not meet our original expectations, we are pleased with the year over year income improvement, especially given the impacts we experienced from Hurricanes Ike and Gustav in September. I believe we have been successful in achieving our goals of strengthening the organization, integrating the American Access Technologies acquisition and expanding our products and services into new markets. In spite of the uncertain economic environment, we will enter the 2009 fiscal period with a $21 million backlog, an improved cost structure, reduced long term debt, a stronger management team and an enthusiastic commitment to several growth initiatives.

"In the latter part of 2008 as it became increasingly apparent that volatility in the financial and energy sectors could disrupt customer demand for our products, we took aggressive action to improve our cost structure and reduce our break even levels by approximately 15%. In addition, we increased our focus on working capital management to provide assurance that we maintain our strong balance sheet as we enter 2009. We will closely monitor our back log and quotation activity and adjust our cost structure and expenditures accordingly during this uncertain planning environment while maintaining critical core competencies and promoting our business development objectives."

Outlook for Fiscal 2009

The planning horizon is exceedingly short due to uncertainty in many of the markets we serve particularly in the manufactured products from both the American Access and Technical Products and Services segments. Our backlog in these businesses should support the existing run rate into the middle part of the second quarter. We will adjust our cost structures in those businesses in the event we forecast a decline in run rates later in the year. We expect our services businesses, particularly the Construction business, to be able to moderate some of this overall decline, if any. Additionally, we expect to continue to benefit from the business development activities, including alternative energy products that we initiated in 2008.

Although our joint ventures reported strong 2008 earnings, we believe their traditional energy markets could also be negatively impacted by global conditions. The Company continues to believe that opportunities for alternative energy products, both in the United States and China, will remain promising and accordingly, the recent product development initiatives for these markets will continue.

Operations have continued to experience some supplier delivery delays, particularly in the Technical Products and Services segment but we expect those conditions to improve in 2009. Likewise, inflationary pressure on raw materials and components has substantially moderated recently in the face of the turmoil in the global financial and commodity markets.

2008 AETI highlights:

   Our Technical Products and Services (TP&S) segment generated 52.0 percent of our sales, or $34.1 million, in 2008 which compared with sales of $30.1 million by this segment in 2007. The TP&S segment develops, manufactures, provides and markets switchgear and variable speed drives. The technical services offered by this segment include technical field services (system start-up and commissioning and global service/support) as well as our
   testing/maintenance services (power infrastructure consulting, substation services, breaker, switchgear and transformer services).
   Our TP&S gross profits increased from $3.9 million to $5.2 million in 2008 and on a percentage of revenue from 12.9% to 15.2% over the prior year levels. A substantial portion of the gross profit improvement in amount and percentage was occasioned by $1.5 million in additional services work caused by the hurricanes that struck the Texas Gulf Coast in the latter part of the year. In addition, we substantially eliminated any additional start-up and warranty costs from our liquid cooled AC drives that negatively impacted costs in 2007 for approximately $1.0 million.

   As of December 31, 2008, the backlog for the TP&S segment was approximately $14.4 million, essentially unchanged from the prior year. All of this backlog should be realized during the initial half of 2009.

 * We hold a 40 percent interest in BOMAY Electric Industries Company,
   Ltd., headquartered in Xian, China, a joint venture with Baoji
   Oilfield Machinery Co., Ltd. (a subsidiary of China National
   Petroleum Corporation), the majority partner. In Singapore, we hold a 49 percent interest in M&I Electric Far East, Ltd. (MIEFE), a joint venture with Oakwell Engineering, Ltd, a company listed on the Singapore stock exchange. These joint ventures manufacture electrical systems in their respective markets.

   During 2008, we recorded equity income of $2.2 million, a $0.8 million increase from the prior year, reflecting our share of the
   Chinese joint venture's net income. We received a cash dividend from the joint venture in July that approximated $1 million.  We expect that BOMAY's Board of Directors will declare a dividend in
   March of which the Company expects to receive $1.1 million during the second quarter of 2009.

   We recognized approximately $0.3 million in equity income from our
   Singapore joint venture, essentially the same amount as 2007.  A dividend was received in April in the amount of $0.3 million.

 * Our Electrical & Instrumentation Construction (E&I Construction)
   segment installs electrical equipment for the energy, industrial, marine, water/wastewater and commercial markets. In 2008, we generated sales of $23.2 million from our E&I Construction operations, an increase of 14.4 percent over 2007. The increase was primarily due to the business development activities referred to above as well as continued strength in the wastewater treatment plant market and powerhouse construction. Gross profits from the segment were $1.3 million, an increase of $1.9 million from 2007.
   This resulted from margins on the higher sales as well as higher margin work related to hurricane repairs and marine construction.
   The Company earlier announced its intention to withdraw from the new school construction market and at December 31, 2008, it has only $1.4 million in work to be completed. The backlog for the E&I
   Construction segment was $8.1 million as of December 31, 2008, a reduction of $10.6 from the prior year, the reduction occurring due to the withdrawal from the new school construction market.
   Approximately 75 percent of this backlog should be realized over the next year.

 * The American Access segment reported sales of $8.3 million and gross profits of $1.9 million in 2008 as compared to $5.4 million and $1.3 million in 2007. The  increase over the prior year is primarily due to the 2007 period only including results from May
   15, 2007 and beyond, reflecting the acquisition that occurred on that date.

 * We improved our financial position in the fourth quarter by reducing our borrowings by $1 million under our $10 million revolving credit agreement and in addition, we reduced other long term debt by $0.5 million.

Detailed information on the financial results for the year and quarter ended December 31, 2008 is included in the company's Annual Report on Form 10-K which will be filed with the Securities and Exchange Commission on or before March 31, 2009.

American Electric Technologies, Inc. (Nasdaq:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric(tm) power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia. AETI's SEC filings, news and product/service information are available at www.aeti.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company's expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 31, 2009. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

CONTACT:  Ward Communications
          Media Contact:
          Lena Clark
          713-869-0707
          lclark@wardcc.com

          American Electric Technologies, Inc.
          Investor Contact:
          John H. Untereker
          713-644-8182
          juntereker@aeti.com